Exhibit 16.1

July 18, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by SecureLogic Corp. (formerly known as Monterey Bay Tech) (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated July 18, 2005. We agree with the statements concerning our firm in such Form 8-K. We have no basis to agree or disagree with other statements of the registrants contained therein.

Very truly yours,

/s/ Stonefield Josephson

Stonefield Josephson